UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2008

VICOR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of Incorporation)

000-51475 (Commission File Number)	20-2903491 (IRS Employer Identification No.)

2300 Corporate Blvd., N.W., Suite 123 Boca Raton, Florida (Address of principal executive offices)	33431 (Zip Code)

Registrant’s telephone number, including area code: (561) 995-7313

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

Two New Directors

Effective as of June 25, 2008, the Board of Directors of Vicor Technologies, Inc. (the “Company”) appointed Frederick M. Hudson and Joseph A. Franchetti to serve as directors of the Company. Mr. Hudson will serve as a Class II Director and will stand for re-election at the 2009 Annual Meeting of Stockholders. Mr. Franchetti will serve as a Class III Director and will stand for re-election at the 2010 Annual Meeting of Stockholders. In accordance with the Company’s Bylaws, Mr. Franchetti and Mr. Hudson’s appointments were approved by the affirmative vote of a majority of the directors of the Company.

Mr. Hudson retired as a partner from the accounting firm of KPMG, LLP on January 1, 2006 after a 37 year career with the firm. He was in charge of the Health Care Practice for the Mid-Atlantic Area. He is a graduate of Loyola College and currently serves in a Board capacity with the Board of Financial Administration of the Catholic Archdiocese of Baltimore, Board of Sponsors, Loyola College Sellinger School of Business and Management and the Board of Trustees of the Maryland Historical Society. He also chairs the Audit Committee of the Board of Directors of Paradigm Management Services LLC (a provider of catastrophic care services), Remedi Health Services, Inc. (an institutional pharmacy service provider) and is a member of the Audit and Finance Committee of the Board of Directors for GBMC Healthcare, Inc and its affiliate, the Greater Baltimore Medical Center.

Mr. Franchetti has been and is currently a consultant, director and advisor to several health care/medical device companies in the cardiology/cardiovascular and life sciences arena’s, including start up companies. He now serves as Vice-Chairman of CVAC Health Systems Inc., and was President & CEO of Colin Medical Instruments Corp. a Japanese owned (now Omron) worldwide leader for non-invasive blood pressure and physiological/vital signs monitoring and diagnosis. His executive experience also includes being co-founder & CEO of Bio-Chem Laboratory Systems Inc. and a corporate and international vice-president and general manager for Technicon (now Siemens) and Narco Scientific (now Respirionics). He is a graduate of the Wharton School of the University of Pennsylvania and a Trustee emeritus of Southwest Research Institute of Texas.

Mr. Hudson and Mr. Franchetti are both independent directors, as determined by the Nasdaq National Marketing listing requirements. There are no relationships between the Company and Mr. Hudson or Mr. Franchetti which requires disclosure under Item 404(a) of Regulation SK. Mr. Hudson and Mr. Franchetti will each serve on the Audit Committee and the Compensation Committee. Mr. Hudson will serve as the Chairman of the Audit Committee.

Non-Employee Director Compensation Package

On June 25, 2008, the Board approved a compensation package for non-employee directors providing a combination of cash and stock awards for their service to the Company. Each non-employee director will receive a basic annual retainer of $24,000, paid quarterly in shares of the Company’s common stock. The director serving as the Chairman of the Audit Committee will receive an annual fee of $12,000 and the director serving as Chairman of the Compensation Committee will receive an annual fee of $6,000 for the additional duties as Chairman of these committees. Such fee will be paid quarterly in shares of the Company’s common stock. Non-employee directors will receive cash fees of $1,000 per meeting (paid in shares of the Company’s common stock) not to exceed six Board meetings per year and four Audit Committee meetings per year. Each non-employee director will also receive an annual grant of 100,00 stock options. The options will be equal to the fair market value of the Company’s common stock on the date of grant and will be for a term of ten years. The options will vest monthly on a pro-rata basis over a twenty four month period.

Pursuant to the newly adopted compensation program for non-employee directors, the Company granted 100,000 options to each of Mr. Franchetti, Mr. Hudson and Dr. Wiesmeier on June 25, 2008. The exercise price of the option is $0.75 per share and the options will expire on June 24, 2018.

Item 7.01 Regulation FD Information

The Company issued a press release on June 25, 2008 announcing the appointment of Mr. Franchetti and Mr. Hudson to the Board, which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.
99.1	Press Release, dated June 25, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICOR TECHNOLOGIES, INC.
Date: June 27, 2008	By:	/s/ David H. Fater
David H. Fater President and Chief Executive and Financial Officer